John P. Rathbone
Senior Vice President and Controller
Norfolk Southern Corporation
Special Securities Analyst Meeting
Brosnan Forest, S.C.
February 28, 2003

It has been several years since we have talked about Conrail accounting with this group. So this morning, I am going to revisit this subject. I am also going to share with you information about a new financial accounting standard that will be impacting railroads in the first quarter.

We get a lot of questions from the buy side analyst about our accounting for Conrail. Hopefully, this refresher course will help you answer your clients' questions. Let's get started.

There are several important points that everybody should walk away with this morning.

First, the structure of the Conrail transaction is heavily influenced by taxes. Obviously, we do not want to pay any taxes that we are not legally required to pay.

Second, under our purchase accounting treatment, the purchase price in excess of book value was fully allocated to tangible assets. Since the appraisal of Conrail assets exceeded the purchase price of Conrail stock plus liabilities, the entire purchase price was allocated to tangible assets. Therefore, there is no goodwill.

Third, while the structure is somewhat complicated, there is a logic to the accounting that has been performed. The accounting treatment follows the structure of the deal.

Finally, it should give you some comfort that both NS and CSX account for our investment in Conrail identically.

The transaction structure of Conrail is easily understood if you look at a map. When we (NS and CSX jointly) bought Conrail we divided up the system to three parts: routes that went to CSX, routes that went to NS, and the Shared Asset Areas. The key here is that NS and CSX bought the stock of Conrail not the assets. Conrail still owns these routes, and simply leases them to the owner roads.

The Shared Asset Areas are still operated by CR employees for the exclusive use of NS and CSX.

This slide shows the corporate structure of Conrail after June 1, 1999. NS and CSX continue to own their respective interest in Conrail. On June 1, 1999, Conrail's customers and employees became Norfolk Southern's and CSX's customers and employees. Conrail assets were dropped down to two wholly-owned subsidiaries of Conrail, shown here as PRR and NYC. Under this structure, NS and CSX entered into operating agreements with PRR and NYC to operate formal Conrail routes. At the same time, Conrail leased their locomotives, railcars and other equipment to NS and CSX. So for these properties NS railway has exclusive use of the PRR assets and CSXT has exclusive use of the NYC assets.

In addition to the agreement with PRR and NYC, NS and CSX have joint access to the Shared Assets Areas. We both pay fees to Conrail for the use of the Shared Assets Area, and for the switching and handling services Conrail employees provide. Using operating and lease agreements, a substantial portion of Conrail's assets were allocated to NS and CSX for our use, but the ownership of Conrail assets remains at Conrail.

It is important to note that the structure is, in essence, a closed system. Payments to Conrail, less expenses, come back to NS and CSX through equity accounting. Three types of cost are paid to Conrail. 1) Payments for operating over Conrail's track, 2) Equipment rentals, and 3) Shared Asset service fees.

In accounting for our joint acquisition of Conrail, we and CSX had to apply purchase accounting. This requires the buyers to revalue the acquired company's balance sheet to reflect the purchase price. Assets and liabilities are stated at their fair market value. If the purchase price exceeds the fair value of the assets and liabilities, goodwill is created. However, in our case the fair value of the assets exceeded the purchase price and no goodwill was generated.

At Control Date, our investment totaled $6.1 billion, whereas Conrail's book value was $3.5 billion. NS' 58% of that book value equals $2 billion. Thus, the purchase price exceeded book value by $4.1 billion. As you can see on this slide, nearly all of the additional value related to the acquired property.

After valuing the entire balance sheet, the $4.1 billion difference was fully allocated to tangible assets and their related deferred taxes. Consequently, there is no goodwill.

Now, let me explain the $6.7 billion property write-up.

The appraisal found additional value in two major accounts. Land and road. The fair market value of land was determined to be $2.3 billion more than book value. The fair market value of road was determined to be $4.1 billion more than book value.

Equipment accounts had a $700 million basis, and increased about $300 million.

Every quarter, we are amortizing this difference over the useful lives of the assets. This amortization does not show up as an increase in NS rail depreciation, but is included in the Conrail Rents and Services expense line. This is explained by our use of the equity method of accounting for the investment in Conrail.

The Equity method of accounting must be used for investments where the owner can significantly influence, but not control the investee. Typically, this is used where the owner has between 20% and 50% voting control. As you are aware, NS has a 58% economic interest, but only a 50% voting interest in Conrail. Thus, under the equity method, we record our proportionate share of Conrail's income. Equity accounting is sometimes called "one-line" consolidation. That is because net income is the same whether you consolidate a subsidiary or if you use equity accounting. The difference lies in the level of detail reported in the financial statements.

In our income statement the "one-line" consolidation is in "Conrail Rents and Services," and is comprised of several components. This expense line captures the essence of the relationship with Conrail. We pay rent and get service from them, and since we derive profit from our ownership, we net that profit against the costs.

The first component is payments to Conrail. These include fair market payments for the right to operate over PRR routes and in the Shared Assets Areas. Cash is also paid for leasing Conrail equipment. In addition, there are payments to Conrail for the services it renders in the Shared Assets Areas. The total of these payments to Conrail was $466 million in 2002.

In addition to the direct payments to Conrail, the Conrail Rents and Services line includes the equity in the earnings of Conrail. For 2002 this totaled $106 million, which was 58% of Conrail's earnings for that year.

And finally, consistent with the treatment of the equity pickup, we record the additional amortization related to the fair value write-up in our operating expenses as part of Conrail Rents and Services. For 2002 this totaled $52 million, after tax.

The combination of these costs results in a total, which captures all expenses, associated with the right to operate Conrail in one line. For 2002, this totaled $412 million. Of course, interest expense associated with financing our cost to acquire Conrail remains in the non-operating section of the income statement.

There is one small anomaly this accounting treatment does produce and that is in the income tax provision. Since equity earnings and amortization are net of taxes, this causes the effective tax rate to be lower than normal. To see the impact this has on the effective rate just refer to the income tax footnote in our annual report. That note is a good reference point for adjusting tax rates in your models.

Norfolk Southern and CSX pay for Conrail Rents and Services on a monthly basis. This is Conrail's largest source of operating cash. In addition, Conrail also receives cash from interest income and some rental income.

Conrail uses the cash for its operating expenses; interest on debt and debt repayments; and capital expenditures. Because the routes and equipment fees exceed Conrail's cash needs, this additional cash is available to NS and CSX. Norfolk Southern borrows excess cash from PRR. CSX borrows from NYC. Our borrowing appears as a long-term liability called "Due to Conrail" and was $513 million as of the end of the year.

Now that you have gotten used to our accounting for Conrail, we have plans to change it. If we receive a favorable ruling from the IRS that allows a tax-free spin-off of the PRR and NYC our accounting will become much more conventional. We will simply consolidate PRR and we will be rid of this additional complexity.

A spin-off would change the geography of the items we report, but it would not change net income or the balance sheet. Our properties and liabilities would increase, reflecting the consolidation of PRR's assets and liabilities. Of course, there would be a corresponding reduction to Investment in Conrail. The remaining Investment in Conrail would represent our 58% interest in the Shared Assets Areas.

The income statement would show depreciation on the PRR properties, deferred taxes and a greatly reduced Conrail Rents and Services.

Now let me turn to a new financial accounting standard that has an unexpected impact on railroads. FAS 143, Accounting for Asset Retirement Obligations, was effective January 1, 2003. This statement addresses the accounting for legal obligations associated with the retirement of long-lived assets. It requires recognition of a liability for these obligations, with the associated costs capitalized with the related asset. The liability is recorded at fair value and accretes with the passage of time to its future value.

This statement started when a question arose in the utility industry about the accrual of decommissioning costs for nuclear power plants. We analyzed this statement and concluded that we have no legal obligation related to our assets, especially track structure, which includes rail, ties and ballast. It is our understanding that the rest of the rail industry have reached the same conclusion.

However, there is a conflict between FAS 143 and industry practice. Current industry practice follows the Uniform System of Accounts for Railroad Companies, as prescribed by the STB. The USOA calls for track structure to be depreciated to its net salvage value. To arrive at net salvage, it is industry practice to accrue for the cost-to-remove track structure. When a new tie, for instance, is installed we begin accruing a cost-to-remove. When we remove the tie at the end of its useful life we charge the labor cost against the accrual. Under STB accounting rules this accrual for cost-to-removal is recorded as depreciation expense and as an increase in accumulated depreciation.

We depreciate assets to their net salvage amount. Net salvage being defined as salvage minus cost to remove. Therefore, if an asset costs more to remove than you get in proceeds, you have "negative salvage". For example, ties have very little value and by themselves do not cover the cost to remove them. Thus for this component, net salvage might be negative.

In such cases, our depreciation rates take this negative salvage into account.

It recently came to the industry's attention that the SEC Staff raised the issue of negative salvage with a public utility. We understand that the power company was using a negative salvage assumption in depreciating telephone poles; their cost to remove the poles was in excess of any salvage. The SEC staff indicated that they believe that FAS 143 would prohibit accruing depreciation in excess of an asset's basis, which is what would happen with a negative salvage assumption. The SEC staff concluded that unless the cost to remove meets the criteria of a legal liability under FAS 143, it should be expensed when incurred at the time the asset is retired.

We are reviewing the depreciation rates for our track accounts to determine the extent of negative salvage we have accrued. Because of FAS 143, any such amounts in accumulated depreciation will be removed. The cumulative effect of this catch-up adjustment will be recorded as a change in accounting principle in the first quarter of 2003. This will be a credit to income.

Going forward, this change will result in lower depreciation expense because the depreciation rate will no longer reflect any negative salvage. Compensation and benefits will increase for the labor it costs to remove retired assets. We do not expect that the net of these two items will result in a material change to our total railway operating expenses.

If you look at all the railroads' 10-Ks, each one has mentioned that FAS 143 will affect their financial statements in the first quarter. We are not ready to give you numbers yet about the size of the cumulative effect credit because we have not completed our study. However, let's make clear this is a non-cash item. And on a go-forward basis, we think it will have little impact on earnings. It will simply be a change in geography on the income statement.